EXHIBIT 23.1

Messineo & Co., CPAs LLC 2451 N McMullen Booth Rd - Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post Effective, Amendment No. 1 to Form S-1 of our audit report dated December 14, 2012 relative to the financial statements of GS Valet, Inc. as of September 30, 2012 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period June 15, 2011 (date of inception) through September 30, 2012.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Clearwater, Florida
July 17, 2013

PCAOB Registered
AICPA Member